Exhibit 99.1
C4 Therapeutics Appoints Ron Cooper as Chairman of the Board of Directors
Cooper Brings Decades of Global Pharmaceutical and Biotechnology Leadership Experience
Bruce Downey Remains a Member of the Board of Directors and Chair of the Organization, Leadership and Compensation Committee
Transition Further Highlights Commitment to Strategically Transform the Board to Lead C4T into Next Phase of Growth

WATERTOWN, Mass., June 10, 2024 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced changes to its Board of Directors as part of the Company’s aspiration to become a fully integrated biotechnology company. Ron Cooper, a global biopharmaceutical executive experienced across discovery, development and commercialization, has been appointed chairman of C4T’s Board of Directors. Bruce Downey, who served as chairman between June 2022 and June 2024, remains a member of the Board of Directors. As part of C4T’s continued Board evolution with this appointment, Glenn Dubin, who has served on C4T’s Board of Directors since 2021, has decided to step down from the Board of Directors.
“I am honored to become the next chairman of the Board of Directors of C4 Therapeutics where I expect to leverage my experience building fully integrated global biopharmaceutical companies to help C4T continue to deliver on the promise of targeted protein degradation,” said Ron Cooper. “Targeted protein degradation is a quickly evolving field with immense potential, and I am excited to work with the Board and management team to keep C4T at the forefront of this modality and help improve patients’ lives.”
Ron Cooper most recently served as president and chief executive officer of Albireo Pharma, a fully integrated, global, commercial biopharmaceutical company that was acquired by Ipsen in March 2023. Earlier in his career, Mr. Cooper spent nearly 30 years at Bristol-Myers Squibb (BMS) in roles of increasing responsibility in sales, marketing and general management, most recently serving as President, Europe. At BMS, he played a leadership role in several successful product launches, including Abilify®, Atripla®, Eliquis®, Plavix®, Sprycel® and Yervoy®. Mr. Cooper currently serves on the Board of Directors of Generation Bio.
“It has been my pleasure to serve as chairman and help C4T broaden the expertise of our Board by appointing several leaders with deep experience across clinical development, medical affairs, regulatory strategy, capital markets and commercialization. I look forward to working with Ron and our outstanding Board to help C4T capitalize on the opportunities ahead,” said Bruce Downey. “On behalf of the Board, I would like to thank Glenn Dubin for his support of C4T as he steps down so we can welcome Ron’s extensive pharmaceutical and biotechnology expertise to help lead the company in this next exciting phase. We appreciate Glenn’s contributions and wish him the best.”
“As we pursue our vision to become a fully integrated biotechnology company, we are thrilled to have Ron’s experience helping companies successfully bring products through discovery, development and commercialization,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We have an exciting path ahead and the entire C4T team remains focused on advancing our pipeline to deliver on the potential of targeted protein degradation science for patients searching for new therapies.”
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com